For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer Andrzej Matyczynski – EVP Global Operations (213) 235-2240

Reading International Reports Second Quarter 2022 Results

and COVID-19 Business Update

Earnings Call Webcast to Discuss Second Quarter Financial Results and COVID-19 Business Updates

Scheduled to Post to Corporate Website on Thursday,  August 11, 2022

New York, New York - (BUSINESS WIRE) August 9, 2022: Reading International, Inc. (NASDAQ: RDI) (the “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the second quarter ended June 30, 2022.

President and Chief Executive Officer, Ellen Cotter said, “We continue to make great strides in our post-pandemic recovery, achieving worldwide revenues of $64.5 million, a  79% increase from revenues of $36.0 million for the same period in 2021.  After two years of delayed movie openings and a rise in streaming, Hollywood brought back some of its biggest and most reliable players for the summer film season. A steady stream of blockbuster releases and strong performances from highly anticipated films like Top Gun: Maverick, Doctor Strange In the Multiverse of Madness, Jurassic World Dominion, and Sonic the Hedgehog 2, in the second quarter led to our highest cinema revenues since the onset of the pandemic.”

“We are encouraged by the continued improvement in our real estate portfolio since the beginning of the year. Last quarter, we signed a long-term lease with a strong credit national retailer for the basement, ground floor and second floor of our historic 44 Union Square building executing our largest leasing transaction ever to date.  Over the course of the second quarter, we progressed the tenant improvement phase for our new tenant and currently anticipate that the tenant will be opening for business in early 2023.  We have retained CBRE to represent us with respect to the leasing of the remainder of the building and are currently focusing on potential tenants who are interested in occupying all of the upper floors. As of June 30, 2022, substantially all our 72 third-party tenants in our Australian and New Zealand properties were either open or in the process of building out tenant improvements or completing refurbishments.”

Ms. Cotter concluded, “Our ‘two business/three country’ diversified business structure, together with our dedicated global executive and employee team, continues to serve as the foundation for our recovery from the devastating impacts of the COVID-19 pandemic. As we look ahead to the back half of the year, we remain focused on leveraging our strategic adaptability, capitalizing on pent up industry demand, and delivering value for stockholders.”

Ms. Cotter also announced that the Los Angeles County Superior Court and the Nevada Probate Court have each approved the settlement agreement among Ellen Cotter and Margaret Cotter, in their individual capacities, as the Co-Trustees of the James J. Cotter, Sr. Living Trust, and as Co-Executors of the Estate of James J. Cotter, Sr., and others pursuant to which Ellen Cotter and Margaret Cotter now beneficially own all of the Class B Voting Common Stock previously controlled by their father at the time of his death.  These shares, together with other shares of Class B Voting Common Stock owned and/or controlled by Ellen Cotter and Margaret Cotter, represent approximately 72% of the currently outstanding Class B Voting Stock of our Company.

Key Consolidated Financial Results for the Second Quarter of 2022

•	Achieved worldwide revenues of $64.5 million, a 79% increase from revenues of $36.0 million for the same period in 2021.

•	Operating loss reduced to $1.6 million, compared to an operating loss of $12.5 million for the same period in 2021.

•

Due to the successful monetization of our properties in Auburn (Australia) and our Royal George theatre (Chicago) in Q2 2021, not replicated in Q2 2022, our Q2 2022 basic loss per share of $0.11 decreased from our basic earnings per share of $1.04 for Q2 2021.

•	For the same reason as above, net loss attributable to Reading International, Inc. was $2.4 million in Q2 2022, compared to a net income of $22.7 million for the same period in 2021.

•

The Australian dollar and New Zealand dollar average exchange rates weakened against the U.S. dollar by 7.3% and 9.1%, respectively, compared to the same period in the prior year, which contributed to our loss for the period, as a substantial portion of our G&A expense is located in the United States.

Key Consolidated Financial Results for the Six Months of 2022

•	Achieved worldwide revenues of $104.7 million, an 83% increase from $57.3 million for the same period in 2021.

•	Operating loss reduced to $13.3 million, compared to an operating loss of $26.5 million for the same period in 2021.

•

Due to the successful monetization of our properties in Manukau (New Zealand), Coachella (California), Auburn (Australia), and our Royal George theatre (Chicago) in the first six months of 2021, not replicated in the first six months of 2022, our basic loss per share of $0.81 decreased from our basic earnings per share of $1.91 for the first six months of 2021.

•

For the same reason as above, net loss attributable to Reading International, Inc. was $17.8  million for the first six months of 2022, compared to a net income of $41.7 million for the same period in 2021.

•

The Australian dollar and New Zealand dollar average exchange rates weakened against the U.S. dollar by 6.8% and 7.6%, respectively, compared to the same period in the prior year,  which contributed to our loss for the period, as a substantial portion of our G&A expense is located in the United States.

Key Cinema Business Highlights

Cinema segment revenues for the Q2 2022, increased by $29.1 million, to $61.8 million compared to the same period in 2021.  Cinema segment operating income for Q2 2022,  increased by $10.8 million,  to $3.5 million compared to a loss of $7.3 million the same period in 2021. Cinema segment revenues for the six months ended June 30, 2022,  increased by $48.3 million, to $99.1 million compared to the same period in 2021.  Cinema segment operating loss for the six months ended June 30, 2022,  decreased by $11.9 million, to a loss of $3.8 million compared to the same period in  2021.

The changes between 2021 and 2022 were related to a higher quantity and quality of film product and a  greater number of operating days for our cinema circuit due to fewer government COVID-related mandates. Our variable operating costs increased, in line with the changes in the operational landscape and as a result of increased occupancy expenses related to internal rent that was abated in 2021.

Now that we have reopened for business, we are once again focusing on the implementation of our cinema business plan:  the enhancement of our food and beverage offerings, procuring additional cinema liquor licenses, and refurbishing our older cinemas with luxury seating.  In the United States, in November 2021, we reopened our remodeled Consolidated Theatre at the Kahala Mall in Honolulu and in March 2022 we re-launched our Consolidated Theatre in Kapolei.  In Australia and New Zealand, on December 15, 2021, we opened a new state-of-the-art five-screen Reading Cinemas in Traralgon, Victoria.  By the end of 2022, we anticipate adding an eight-screen complex scheduled to open at South City Square, Brisbane QLD, which will operate under the Angelika Film Center brand.

Key Real Estate Business Highlights

Real estate segment revenues for Q2 2022, increased by $0.6 million to $4.0 million, compared to the same period in 2021. Real estate segment operating loss for Q2 2022,  decreased by $1.0 million, to a loss of $0.09 million compared to the same period in 2021.

Real estate segment revenues for the six months ended June 30, 2022, increased by $1.4 million, to $8.2 million, compared to the same period in  2021. Real estate segment operating income for the six months ended June 30, 2022, was $0.02 million,  compared to a loss of $2.4 million for the same period in 2021.

These changes between 2021 and 2022 were attributable to rental revenues generated from our U.S. Live Theatre business unit and internal rental income from our Australian and New Zealand properties that were abated in 2021. On July 20, 2021, our Orpheum Theatre in New York City reopened to the public with the resumption of STOMP, which was amongst the first New York shows to resume live public performances. On October 8, 2021, live public performances resumed at our Minetta Lane Theatre in New York, which continues to be licensed by Audible, an Amazon company.

Key Balance Sheet, Cash, and Liquidity Highlights

As of June 30, 2022, our cash and cash equivalents were $49.9 million.  As of June 30, 2022, we had total debt of $228.6 million against total book value assets of $627.6 million, compared to $236.9 million and $687.7 million, respectively,  as of December 31, 2021.

For more information about our borrowings, please refer to Part I – Financial Information, Item 1 – Notes to Consolidated Financial Statements-- Note 11 – Borrowings.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on Thursday, August 11, 2022, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by 5:00 p.m. Eastern Time on August 10, 2022. The audio webcast can be accessed by visiting https://investor.readingrdi.com/financials  on August 11, 2022.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and the State Cinema by Angelika. Its live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Its signature property developments are maintained in special purpose entities and operated under the names Newmarket Village, Cannon Park, and The Belmont Common in Australia, Courtenay Central in New Zealand, and 44 Union Square in New York City.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "may," "will," "expect," "believe," "intend," "future," and "anticipate" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding our expected operating results; our expectation regarding the opening of the cinema complex located at South City Square, Brisbane QLD;  our expectations regarding the future of the cinema exhibition industry; our belief regarding our diversified business/country diversification strategy; our expectations regarding our tenant’s opening for business at 44 Union Square; our beliefs regarding industry demand and our ability to deliver value for stockholders;   our expectations regarding the leasing and performance of our various real estate assets, including 44 Union Square; and our expectations of our liquidity. For more detailed information on our Forward-looking statements, see the factors discussed under the caption CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS in our Annual Report on Form 10-K for the year ended December 31, 2021, and of our quarterly reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, respectively.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the adverse impact of the COVID-19 pandemic and any variant thereof on short-term and/or long-term entertainment, leisure and discretionary spending habits and practices of our patrons and on our results from operations, liquidity, cash flows, financial condition, and access to credit markets, and those factors discussed throughout Part I, Item 1A – Risk Factors and Part II, Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2021, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Any forward-looking statement made by us in this Earnings Release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue
Cinema	$61,770	$32,715	$99,117	$50,829
Real estate	2,741	3,318	5,595	6,510
Total revenue	64,511	36,033	104,712	57,339
Costs and expenses
Cinema	(50,769)	(31,366)	(89,271)	(53,248)
Real estate	(2,206)	(2,564)	(4,363)	(5,219)
Depreciation and amortization	(5,247)	(5,801)	(10,771)	(11,451)
Impairment expense	(1,549)	—	(1,549)	—
General and administrative	(6,312)	(8,834)	(12,107)	(13,931)
Total costs and expenses	(66,083)	(48,565)	(118,061)	(83,849)
Operating income (loss)	(1,572)	(12,532)	(13,349)	(26,510)
Interest expense, net	(3,343)	(3,005)	(6,548)	(7,368)
Gain (loss) on sale of assets	—	43,241	—	89,786
Other income (expense)	3,771	154	2,990	1,795
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(1,144)	27,858	(16,907)	57,703
Equity earnings of unconsolidated joint ventures	237	283	172	233
Income (loss) before income taxes	(907)	28,141	(16,735)	57,936
Income tax benefit (expense)	(1,538)	(5,547)	(1,160)	(13,275)
Net income (loss)	$(2,445)	$22,594	$(17,895)	$44,661
Less: net income (loss) attributable to noncontrolling interests	(7)	(108)	(105)	2,994
Net income (loss) attributable to Reading International, Inc.	$(2,438)	$22,702	$(17,790)	$41,667
Basic earnings (loss) per share	$(0.11)	$1.04	$(0.81)	$1.91
Diluted earnings (loss) per share	$(0.11)	$1.01	$(0.81)	$1.86
Weighted average number of shares outstanding–basic	22,040,512	21,808,556	21,995,186	21,784,700
Weighted average number of shares outstanding–diluted	22,952,960	22,480,168	22,907,634	22,456,919

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	June 30,	December 31,
	2022	2021
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$49,905	$83,251
Restricted cash	11,544	5,320
Receivables	5,277	5,360
Inventories	1,469	1,408
Derivative financial instruments - current portion	1,223	96
Prepaid and other current assets	5,011	4,871
Total current assets	74,429	100,306
Operating property, net	292,374	306,657
Operating lease right-of-use assets	208,955	227,367
Investment and development property, net	8,692	9,570
Investment in unconsolidated joint ventures	4,636	4,993
Goodwill	25,532	26,758
Intangible assets, net	2,783	3,258
Deferred tax asset, net	2,372	2,220
Derivative financial instruments - non-current portion	—	112
Other assets	7,809	6,461
Total assets	$627,582	$687,702
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$39,936	$39,678
Film rent payable	6,369	7,053
Debt - current portion	60,474	11,349
Subordinated debt - current portion	729	711
Derivative financial instruments - current portion	20	181
Taxes payable - current	1,759	10,655
Deferred revenue	9,390	9,996
Operating lease liabilities - current portion	23,897	23,737
Other current liabilities	9,268	3,619
Total current liabilities	151,842	106,979
Debt - long-term portion	138,013	195,198
Subordinated debt, net	26,839	26,728
Noncurrent tax liabilities	6,863	7,467
Operating lease liabilities - non-current portion	205,974	223,364
Other liabilities	15,825	22,906
Total liabilities	$545,356	$582,642
Commitments and contingencies (Note 14)
Stockholders’ equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,299,344 issued and 20,363,234 outstanding at June 30, 2022 and
33,198,500 issued and 20,262,390 outstanding at December 31, 2021	234	233
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at June 30, 2022 and December 31, 2021	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at June 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	152,778	151,981
Retained earnings/(deficits)	(30,424)	(12,632)
Treasury shares	(40,407)	(40,407)
Accumulated other comprehensive income	(812)	4,882
Total Reading International, Inc. stockholders’ equity	81,386	104,074
Noncontrolling interests	839	986
Total stockholders’ equity	82,225	105,060
Total liabilities and stockholders’ equity	$627,581	$687,702

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Quarter Ended			Six Months Ended
	June 30,		% Change Favorable/	June 30,		% Change Favorable/
(Dollars in thousands)	2022	2021	(Unfavorable)	2022	2021	(Unfavorable)
Segment revenue
Cinema
United States	$30,341	$13,105	>100%	$47,857	$16,894	>100%
Australia	26,801	16,147	66%	43,782	28,263	55%
New Zealand	4,629	3,463	34%	7,478	5,672	32%
Total	$61,771	$32,715	89%	$99,117	$50,829	95%
Real estate
United States	$585	$454	29%	$1,262	$673	88%
Australia	3,052	2,735	12%	6,182	5,609	10%
New Zealand	395	259	53%	751	489	54%
Total	$4,032	$3,448	17%	$8,195	$6,771	21%
Inter-segment elimination	(1,291)	(130)	(>100)%	(2,600)	(261)	(>100)%
Total segment revenue	$64,511	$36,033	79%	$104,712	$57,339	83%
Segment operating income (loss)
Cinema
United States	$(2,035)	$(9,347)	78%	$(8,354)	$(18,308)	54%
Australia	4,831	1,434	>100%	4,258	2,248	89%
New Zealand	656	568	15%	331	439	(25)%
Total	$3,452	$(7,345)	>100%	$(3,765)	$(15,621)	76%
Real estate
United States	$(1,053)	$(1,275)	17%	$(2,112)	$(2,821)	25%
Australia	1,250	660	89%	2,695	1,320	>100%
New Zealand	(285)	(439)	35%	(562)	(922)	39%
Total	$(88)	$(1,054)	92%	$21	$(2,423)	>100%
Total segment operating income (loss) (1)	$3,364	$(8,399)	>100%	$(3,744)	$(18,044)	79%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2022	2021	2022	2021
Net Income (loss) attributable to Reading International, Inc.	$(2,438)	$22,702	$(17,790)	$41,667
Add: Interest expense, net	3,343	3,005	6,548	7,368
Add: Income tax expense (benefit)	1,538	5,547	1,160	13,275
Add: Depreciation and amortization	5,247	5,801	10,771	11,451
EBITDA	$7,690	$37,055	$689	$73,761
Adjustments for:
Legal expenses relating to the Derivative litigation, the James J. Cotter Jr. employment arbitration and other Cotter litigation matters	—	4	—	30
Adjusted EBITDA	$7,690	$37,059	$689	$73,791

Reading International, Inc. and Subsidiaries

Reconciliation of Total Segment Operating Income (Loss) to Income (Loss) before Income Taxes

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2022	2021	2022	2021
Segment operating income (loss)	$3,364	$(8,399)	$(3,744)	$(18,044)
Unallocated corporate expense
Depreciation and amortization expense	(268)	(387)	(546)	(618)
General and administrative expense	(4,668)	(3,746)	(9,059)	(7,848)
Interest expense, net	(3,343)	(3,005)	(6,548)	(7,368)
Equity earnings of unconsolidated joint ventures	237	283	172	233
Gain (loss) on sale of assets	—	43,241	—	89,786
Other income (expense)	3,771	154	2,990	1,795
Income (loss) before income tax expense	$(907)	$28,141	$(16,735)	$57,936

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – we evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.